EXHIBIT 2

AMENDED AND RESTATED PLAN OF CONVERSION

FOR

THE NEW HAVEN SAVINGS BANK

1.	INTRODUCTION AND BUSINESS PURPOSES FOR THE CONVERSION.

This Amended and Restated Plan of Conversion (the “Plan”) provides for the conversion of The New Haven Savings Bank (the “Bank”) from a Connecticut-chartered mutual savings bank to a Connecticut-chartered capital stock savings bank. The Plan also provides that the Bank will operate as a wholly-owned subsidiary of a newly formed stock holding company (the “Holding Company”). The Board of Directors of the Bank, after careful study and consideration, adopted the Plan of Conversion by unanimous vote on July 15, 2003 and approved the Amended and Restated Plan of Conversion on September 23, 2003. In adopting the Plan, the Board determined that the Conversion was advisable and in the best interests of the Bank, its depositors, customers, and the communities served by the Bank.

Restructuring the Bank into the capital stock form of organization will increase the Bank’s capital base and enhance its ability to expand the range of products and services it offers. The stock form of organization will also enable the Bank to adopt stock benefit plans as a further performance incentive and as an additional means of attracting, retaining and compensating management and other key personnel. In addition, the Conversion will permit Eligible Account Holders to become stockholders, thereby allowing them to own stock in the financial institution in which they maintain deposit accounts. The stock holding company form of organization will also offer the Bank greater organizational and operating flexibility, including the expanded powers available to bank holding companies under the recently enacted financial modernization legislation. It will provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions and related financial service companies. The Conversion will provide not only an immediate capital infusion but also an additional source of future capital through preferred or common stock issuances as well as the ability to utilize common stock to acquire other financial institutions and related financial service companies.

One of the primary purposes of the Conversion is to enable the Bank, through the Holding Company, to acquire by merger Connecticut Bancshares, Inc. (“CBI”) and its wholly-owned subsidiary, The Savings Bank of Manchester (“SBM”) (the “CBI Merger”), and also to acquire by merger Alliance Bancorp of New England, Inc. (“Alliance”) and its wholly-owned subsidiary, Tolland Bank (“Tolland”) (the “Alliance Merger”). Pursuant to an Agreement and Plan of Merger dated July 15, 2003 by and among the Bank, CBI and SBM (the “CBI Merger Agreement”), all issued and outstanding shares of CBI common stock and all issued and outstanding CBI stock options will be exchanged for the cash merger consideration provided for in the CBI Merger Agreement at the close of the CBI Merger. Pursuant to an Agreement and Plan of Merger dated July 15, 2003 by and among the Bank, Alliance and Tolland (the “Alliance Merger Agreement”), all issued and outstanding shares of Alliance common stock will be exchanged for the stock merger consideration, consisting of shares of stock of the Holding

Company, or for cash consideration up to a certain limit, and all stock options not exercised prior to the closing of the Alliance Merger will be exchanged for cash, all as provided in the Alliance Merger Agreement, as of the close of the Alliance Merger. The Conversion proceeds are intended to be used as a portion of the consideration for the CBI Merger and the Alliance Merger and will also provide an immediate capital infusion into the Bank. In addition, shares of common stock of the Holding Company are intended to be used as consideration for the Alliance Merger. The CBI Merger and the Alliance Merger will be the subject of separate but related regulatory applications. The Board of Directors believes the Conversion, the CBI Merger and the Alliance Merger will enable the Bank to compete, expand and diversify more effectively in the financial services marketplace.

As mentioned above, the Board of Directors of the Bank currently contemplates that all of the stock of the Bank shall be held by the Holding Company, which will be organized under the laws of the State of Delaware, and that the Holding Company will issue and sell its stock pursuant to this Plan (“Conversion Stock”). The use of the Holding Company, if so utilized, will provide greater organizational and operating flexibility. Shares of stock of the Bank will be sold to the Holding Company and the Holding Company will offer the Conversion Stock upon the terms and conditions set forth herein in a Subscription Offering to the Eligible Account Holders, any Tax-Qualified Employee Stock Benefit Plan established by the Bank or Holding Company, Supplemental Eligible Account Holders, and Directors, Officers, employees and Corporators of the Bank, in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public either directly by the Bank or the Holding Company through a Direct Community Offering or a Syndicated Community Offering or through a Public Offering, or through a combination thereof. In the event that the Bank decides not to utilize the Holding Company in conversion, Conversion Stock of the Bank, in lieu of the Holding Company, will be sold as set forth above and in the respective priorities set forth in this Plan.

The Conversion, the CBI Merger and the Alliance Merger are expected to close on the same date and at substantially the same time. The Conversion, however, is not conditioned upon the consummation of either the CBI Merger, the Alliance Merger, or both.

In furtherance of the Bank’s commitment to its community, the Bank intends to form a new charitable foundation (the “New Foundation”) as part of the Conversion. The New Foundation is intended to complement the Bank’s existing charitable foundation and its community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank’s goal, the Holding Company intends to donate to the New Foundation immediately following the Conversion $30 million worth of its authorized but unissued Common Stock, valued at the expected Conversion offering price of $10 per share.

The terms of deposit accounts of the Bank’s depositors will not be affected by the Conversion provided for in this Plan. Each deposit account holder in the Bank, at the time of Conversion, shall receive, without payment, a withdrawable account or accounts in the converted Bank equal in withdrawable amount to the withdrawable value of such account holder’s account or accounts in the Bank at the time of Conversion. All deposit accounts in the Bank following the Conversion will continue to be insured by the Federal Deposit Insurance Corporation (the “FDIC”). The stock to be issued in the Conversion, however, will not be insured by the FDIC or any other insurer. The Bank, as chartered in the stock form following the Conversion, will succeed to all of the presently existing rights, interests, duties and obligations of the Bank to the extent provided by law, including, but not limited to, all of its rights to and interests in its assets and properties, both real and personal.

This Plan must also be approved at a special meeting of the Corporators called to consider the Plan by the affirmative vote of (1) a majority of the total voting power of the Corporators eligible to vote, which total voting power shall not be less than twenty-five (25) Corporators, and (2) a majority of independent Corporators who shall constitute not less than sixty percent (60%) of the total voting power of the Corporators (collectively, the “Required Corporator Vote”). Corporators of the Bank are “independent” if they are not employees, officers, directors, trustees or significant borrowers of the Bank or if they do not have any significant commercial relationships with the Bank. Subsequent to the submission of this Plan to the Corporators for their consideration, the Plan must be approved by the Banking Commissioner of the State of Connecticut (the “Commissioner”) and reviewed without objection by the FDIC.

2.	DEFINITIONS.

As used in this Plan, the following terms have the meanings indicated below:

Acting in Concert. The term “Acting in Concert” includes a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate. An Affiliate of, or a person “affiliated” with a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

Aggregate Purchase Price. The term “Aggregate Purchase Price” means the total sum paid for all Shares of Conversion Stock.

Associate. The term “Associate” when used to indicate a relationship with any person means: (1) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10.0%) or more of any class of equity securities; (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that for the purposes of Sections 8(a) and 8(b) hereof, the term “Associate” does not include any Non Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and that for purposes of Section 8(c) hereof, the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director, trustee or officer of the Holding Company, the Bank, or any of its parents or subsidiaries.

Bank. The term “Bank” means The New Haven Savings Bank.

Commissioner. The term “Commissioner” means the Banking Commissioner of the State of Connecticut.

Common Stock. The term “Common Stock” means any and all authorized common stock of the Holding Company issued and outstanding subsequent to the Conversion.

Conversion. The term “Conversion” means the change in the form of the Bank from the mutual form to the stock form by the adoption of an amendment to the Certificate of Incorporation of the Bank to authorize the issuance by the converted Bank of shares of capital stock in accordance with this Plan and the regulations of the Commissioner and to otherwise conform to the requirements of a Connecticut-chartered capital stock savings bank and the issuance of the stock of the converted Bank and the Holding Company in accordance with this Plan.

Conversion Regulations. The term “Conversion Regulations” means Section 36-142m-1 through Section 36-142m-16 of the Regulations of Connecticut State Agencies and the applicable regulations of the FDIC, but only to the extent such regulations do not conflict with Section 36-142m-l through Section 36-142m-16 of the Regulations of Connecticut State Agencies.

Conversion Stock or Shares. The terms “Conversion Stock” or “Shares” mean the shares of common stock, par value $.01 per share, to be issued and sold by the Holding Company upon Conversion.

Corporators. The term “Corporators” means the corporators of the Bank.

Deposit Account. The term “Deposit Account” means a deposit account (including but not limited to savings accounts, checking accounts, certificates of deposit, and other time deposits but not including retail repurchase agreements or escrow accounts established pursuant to Section 49-2a of the Connecticut General Statutes) maintained at the Bank.

Direct Community Offering. The term “Direct Community Offering” means the offering for sale directly by the Holding Company of Conversion Stock to the Local Community as provided in Section 6 of the Plan, with preference given to natural persons residing in the Local

Community, then to natural persons residing elsewhere in the State of Connecticut, and then to the public at large.

Directors. The term “Directors” refers to the directors of the Bank or the Holding Company, as indicated by the context.

Eligible Account Holder. The term “Eligible Account Holder” means any person holding a Qualifying Deposit as of the Eligibility Record Date.

Eligibility Record Date. The term “Eligibility Record Date” means the close of business on June 30, 2002.

Estimated Price Range. The term “Estimated Price Range” means the range of minimum and maximum aggregate values determined by the Board of Directors of the Bank within which the aggregate amount of Conversion Stock will fall. The Estimated Price Range will be within the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

FDIC. The term “FDIC” means the Federal Deposit Insurance Corporation.

Holding Company. The term “Holding Company” means the Delaware corporation to be formed for the purpose of acquiring all of the shares of capital stock of the Bank to be issued upon the Bank’s conversion to stock form.

Independent Appraiser. The term “Independent Appraiser” means the firm employed by the Bank to prepare an appraisal of the pro forma market value of the Bank which will be used as the basis for determining the aggregate price of the Conversion Stock.

Liquidation Account. The term “Liquidation Account” means the account established by the Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the event of a subsequent complete liquidation of the Converted Bank.

Local Community. The term “Local Community” means all counties in which the Bank, and, provided the CBI and/or Alliance Mergers are expected to be consummated at the time the Direct Community Offering commences, all Counties in which SBM and Tolland, as applicable, have offices.

New Foundation. The term “New Foundation” means a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the establishment and funding of which is contemplated by Section 4 hereof.

Officer. The term “Officer” means the chairman of the board, president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and any other person performing similar functions of the Bank or the Holding Company, as indicated by the context.

Order Form. The term “Order Form” means any form together with attached cover letter, sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription and Community Offerings.

Person. The term “Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization or similar company, a government or political subdivision thereof, or a syndicate.

Plan. The term “Plan” means this Plan of Conversion as adopted by the Board of Directors of the Bank, and any amendments thereto, approved as provided herein.

Prospectus. The term “Prospectus” means the offering circular or prospectus by which the Common Stock of the Holding Company is being offered.

Public Offering. The term “Public Offering” means the offering for sale by the Underwriters to the general public of any shares of Conversion Stock not subscribed for in the Subscription Offering, the Direct Community Offering or the Syndicated Community Offering.

Purchase Price. The term “Purchase Price” means the price per share of the Conversion Stock, as offered for sale in the Conversion.

Qualifying Deposit. The term “Qualifying Deposit” means the aggregate balance of all Deposit Accounts of $50 or more of an Eligible Account Holder on the Eligibility Record Date or of a Supplemental Eligible Account Holder on the Supplemental Eligibility Record Date, whichever may be the case. Any Deposit Accounts of an Eligible Account Holder with an aggregate balance of less than $50 on the Eligibility Record Date or of a Supplemental Eligible Account Holder with an aggregate balance of less than $50 on the Supplemental Eligibility Record Date shall not constitute Qualifying Deposits.

SEC. The term “SEC” means the Securities and Exchange Commission.

Special Meeting. The term “Special Meeting” has the meaning set forth in Section 3 hereof.

Subscription Offering. The term “Subscription Offering” refers to the offering of shares of Conversion Stock for purchase, upon the exercise of Subscription Rights, by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, Directors, Officers and employees of the Bank, and Corporators, under Section 6 of the Plan.

Subscription Rights. The term “Subscription Rights” means the non-transferable, non-negotiable rights distributed without payment to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, Directors, Officers and employees of the Bank, and Corporators.

Supplemental Eligible Account Holder. The term “Supplemental Eligible Account Holder” means any person (other than Officers and Directors of the Bank and their Associates) holding a Qualifying Deposit in the Bank as of the Supplemental Eligibility Record Date.

Supplemental Eligibility Record Date. The term “Supplemental Eligibility Record Date” means the last day of the calendar quarter preceding the Commissioner’s approval of the Bank’s Application (as defined in Section 3 hereof).

Syndicated Community Offering. The term “Syndicated Community Offering” means the offering of Conversion Stock not subscribed for in the Subscription Offering to certain members of the general public through a syndicate of registered broker-dealers.

Tax-Qualified Employee Stock Benefit Plan. The term “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan of the Bank, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with any related trust, meets the requirements to be “qualified” under section 401 of the Internal Revenue Code of 1986, as amended.

Underwriter. The term “Underwriter” means any person who has purchased from the Holding Company with a view to, or offers to sell for the Holding Company in connection with, the distribution of any security, or participates or has a direct or indirect participation in the direct or indirect underwriting of any undertaking, but such term shall not include a person whose interest is limited to a commission from an underwriter or dealer not in excess of the usual and customary distributors’ or sellers’ commission.

3.	GENERAL PROCEDURES FOR CONVERSION.

The Board of Directors of the Bank has adopted the Plan subject to the approval of the Plan by the Corporators. The effective date of the adoption of the Plan by the Bank’s Board of Directors will be the date on which the Plan is approved by the Corporators. Following the effectiveness of the adoption of the Plan by the Board of Directors of the Bank, the Plan will be submitted, together with all other requisite material, in an application for conversion (the “Application”) to the Commissioner for approval, and to the FDIC with all other requisite material for non-objection. The Bank will submit the Plan to a vote of its Corporators at a Special Meeting (as defined below) and will seek a waiver from the FDIC of any requirement under the FDIC’s rules that the depositors vote to approve the Plan. The Bank must also apply to the Internal Revenue Service for a tax ruling or receive an opinion from counsel that provides that the Conversion would not result in a taxable reorganization of the Bank under the Internal Revenue Code of 1986, as amended, and with respect to the federal tax consequences of the Conversion.

No later than fifteen (15) days from the date of the filing of the Plan with the Commissioner as part of the Bank’s Application, the Bank shall mail by first class mail a notice to each Eligible Account Holder indicating that: (i) the Directors of the Bank have approved the Plan; (ii) if the Plan is approved by the Commissioner, each Eligible Account Holder shall have non-transferable rights to subscribe for shares of the Conversion Stock; (iii) subsequent to the consummation of the Conversion, the holders of the capital stock of the Bank shall have exclusive voting rights in the Bank (if the holding company structure is utilized, the Holding Company shall have exclusive voting rights in the Bank); and (iv) in order to obtain further information with respect to the Subscription Offering, each Eligible Account Holder should indicate his or her interest to the Bank by returning a postage pre-paid expression of interest card accompanying such notice not later than the date set forth in the notice, which date shall be not less than the later of thirty (30) days from the date of submission of the Plan to the Commissioner or thirty (30) days after the mailing of such notice by the Bank, or such other date as approved by the Commissioner. The Bank may send a subscription offering circular, Order Form, and related materials to each Eligible Account Holder in lieu of the notice described above. The Bank will follow all other notification procedures as required by the Commissioner.

The Commissioner will review the Bank’s Application. The Commissioner shall approve the Bank’s Application if the Commissioner determines that: (i) the Bank has complied with applicable provisions of law; (ii) the Conversion would not result in any reduction of the Bank’s amount of equity capital, less any subordinated debt recognized as bona fide capital; (iii) the Conversion would not result in a taxable reorganization of the Bank under the Internal Revenue Code of 1986, or any subsequent corresponding internal revenue code of the United States, as from time to time amended; and (iv) the Plan is fair to depositors of the Bank. Upon approval, the Commissioner shall issue a certificate of approval of the Plan. The Bank, as converted, shall not commence business unless its insurable deposits are insured by the FDIC or its successor agency.

The Bank shall provide all Corporators with the Plan pursuant to informational material or a proxy statement at least ten (10) days prior to a special meeting of the Corporators called to consider and vote upon the adoption of the Plan (the “Special Meeting”). At the Special Meeting, at which the Corporators will be asked to vote on the Plan, the Plan must be approved by the Required Corporator Vote. Following the vote, the Bank shall file with the Commissioner a certificate of the Secretary of the Bank certifying that the Special Meeting has been held and that the Plan has been duly approved by the Corporators in accordance with the voting requirements stated herein.

If the Corporators approve the Plan, and the Commissioner and the FDIC authorize the sale of Conversion Stock pursuant to the Plan, Conversion Stock will be sold as provided herein. The Conversion Stock to be issued pursuant to the Plan will be offered in a Subscription Offering to Eligible Account Holders, any Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, Directors, Officers and employees of the Bank, and the Corporators, as set forth in Section 6 of the Plan after such Corporator approval and after approval of the Plan by the Commissioner. If feasible, any Conversion Stock remaining after such purchases will then be offered to the general public through a Direct Community Offering, a Syndicated Community Offering, and/or a Public Offering as provided in Section 7 of the Plan. The sale of all Conversion Stock ordered in the Subscription Offering may be consummated simultaneously on the date the Direct Community Offering is completed, or, if there is no Direct Community Offering, as soon as practicable following expiration of the Subscription Offering. The sale of all Conversion Stock, including any sale in the Direct Community Offering, the Syndicated

Community Offering, or the Public Offering, shall be completed as promptly as possible and within forty-five (45) days after the last day of the Subscription Offering period, unless extended by the Commissioner.

The Board of Directors of the Bank intends to take all necessary steps to form the Holding Company, including the filing of any necessary applications to the appropriate regulatory authorities that will govern the activities of the Holding Company. The Bank will be a wholly-owned subsidiary of the Holding Company. The initial Directors of the Holding Company shall also be Directors of the Bank.

Upon consummation of the Conversion the Bank will issue its stock to the Holding Company, and the Holding Company will issue and sell the Conversion Stock in accordance with this Plan. The Holding Company will make timely applications for any requisite regulatory approvals, including an application to register as a bank holding company, and the filing of a Registration Statement to register the sale of the Conversion Stock with the SEC.

The Board of Directors of the Bank also intends to take all necessary steps to establish the New Foundation and to fund the New Foundation in the manner set forth in Section 4 hereof.

Upon the issuance of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion in exchange for a portion of the Conversion proceeds.

The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion. If the Board of Directors of the Bank determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with the Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC, the Bank will take steps necessary to complete the conversion from the mutual to the stock form of organization, including filing any necessary documents with the Commissioner and the FDIC and will issue and sell the Conversion Stock in accordance with this Plan. In such event, any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the Bank, and the Bank shall take such steps as permitted or required by the FDIC, the Commissioner and the SEC.

4.	ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

As part of the Conversion, the Holding Company and the Bank intend to establish the New Foundation which will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code and to donate to the New Foundation from authorized but unissued shares of Common Stock of the Holding Company, an amount equal to $30 million worth of Common Stock, valued at the expected Conversion offering price of $10 per share. The New Foundation is being formed in connection with the Conversion in order to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a part of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the New Foundation with Common Stock of the Holding Company accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The New Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic minded projects. The New Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than five percent (5.0%) of the average fair value of New Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the New Foundation may sell, on an annual basis, a portion of the Common Stock contributed to it by the Holding Company.

The board of directors of the New Foundation will consist of a majority of individuals who are directors of the Bank. The board of directors of the New Foundation will be responsible for establishing the policies of the New Foundation with respect to grants or donations, consistent with the stated purposes of the New Foundation.

5.	NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

The total number of shares of Conversion Stock which will be sold in connection with the Conversion will be determined by the Board of Directors of the Bank and the Board of Directors of the Holding Company immediately prior to the commencement of the Subscription Offering provided, however, that the Boards of Directors may elect to increase or decrease the number of shares of Conversion Stock to be offered in the Subscription and Direct Community Offerings depending upon market and financial conditions, with the approval of the Commissioner and the FDIC. In particular, the total number of shares of Conversion Stock may be increased by up to 15% of the number of shares offered for sale in the Conversion if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Direct Community Offerings to reflect changes in market and financial conditions and the Aggregate Purchase Price is not more than 15% above the maximum of the Estimated Price Range.

An Independent Appraiser shall be employed by the Bank to provide it with an independent valuation of the estimated pro forma market value of the Conversion Stock to be issued in the Conversion as required by the Conversion Regulations. The Directors of the Bank shall thoroughly review and analyze the methodology and fairness of the independent appraisal. The valuation will be made by a written report to the Bank, contain the factors upon which the valuation was made and conform to procedures adopted by the Commissioner and the FDIC. The valuation shall contain an estimated range of aggregate prices for the Conversion Stock, which range shall reflect the anticipated pro forma market value of the Conversion Stock to be issued in the Conversion. The maximum price shall be no more than 15% above the estimated pro forma market value, and the minimum price shall be no more than 15% below the estimated pro forma market value. The number of shares of Conversion Stock to be issued and the Purchase Price may be increased or decreased by the Bank. In the event that the Aggregate Purchase Price of the Conversion Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of subscribers may be required, provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation and will not require the approval of the Commissioner. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the Commissioner and the FDIC.

All Shares to be sold in the Conversion shall be sold at a uniform price per share. The Independent Appraiser shall evaluate the pro forma market value of the Conversion Stock to be issued in the Conversion, which value shall be included in the Prospectus (as described in Section 9 of this Plan) filed with the Commissioner, the FDIC and the SEC. The Independent Appraiser shall also present at the close of the Subscription Offering a valuation of the pro forma market value of the Conversion Stock to be issued in the Conversion. The Aggregate Purchase Price of the Conversion Stock shall be adjusted to reflect any required changes in the pro forma market value of the Bank. If, as a result of such adjustment, the Aggregate Purchase Price is more than 15% above the maximum of the Estimated Price Range, the Bank shall obtain an amendment to the Commissioner’s and the FDIC’s approval or non-objection, as applicable. If deemed appropriate, the Commissioner and the FDIC may condition their approval or non-objection, as applicable, by requiring a resolicitation of subscribers.

The price per share for each share of Conversion Stock when multiplied by the number of shares of Conversion Stock, shall be equivalent to the pro forma market value of the Conversion Stock to be issued in the Conversion in accordance with the valuation furnished by the Independent Appraiser.

6.	SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS, TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHERS.

A.	CATEGORY NO.1: ELIGIBLE ACCOUNT HOLDERS

(a) Each Eligible Account Holder shall receive, as first priority and without payment, non-transferable Subscription Rights to purchase up to a maximum of $500,000 of Conversion Stock, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Conversion Stock offered for sale in the Conversion.

(b) In the event that subscriptions for Conversion Stock are received from Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of Shares offered for sale in the Conversion, the Conversion Stock available for purchase will be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Conversion Stock equal to the lesser of one hundred (100) Shares or the number of Shares subscribed for by such Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each

Eligible Account Holder’s Qualifying Deposit bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied until all available Shares have been allocated or all subscriptions are satisfied.

(c) Subscription Rights held by Eligible Account Holders who are also Directors or Officers of the Bank and their Associates will be subordinated to those of other Eligible Account Holders to the extent they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

B.	CATEGORY NO.2: TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN

(a) The Tax-Qualified Employee Stock Benefit Plan shall receive, without payment, as a second priority, after the satisfaction of the subscriptions of Eligible Account Holders, Subscription Rights to purchase up to five percent (5.0%) of the shares of Conversion Stock offered for sale in the Conversion. If, after the satisfaction of subscriptions of Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by such plan, the subscription by such plan shall be filled to the maximum extent possible. If all the Conversion Stock offered in the Conversion is purchased by Eligible Account Holders, then the Tax-Qualified Employee Stock Benefit Plan may purchase shares in the open market following consummation of the Conversion or may purchase authorized but unissued shares directly from the Holding Company. The Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any Director or Officer of the Holding Company or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan; provided, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

(b) The Tax-Qualified Employee Stock Benefit Plan may purchase shares of Common Stock in the open market after the effective date of the Conversion to enable it to acquire, together with shares of Conversion Stock acquired in the Conversion, up to eight percent (8.0%) of the outstanding shares of Common Stock, and, in the future, may purchase additional shares of Common Stock subject to the limitations in Section 25 of this Plan.

C.	CATEGORY NO.3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

(a) Each Supplemental Eligible Account Holder shall receive, as third priority and without payment, Subscription Rights to purchase up to a maximum of $500,000 of Conversion Stock, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Conversion Stock offered for sale in the Conversion.

(b) In the event that subscriptions for Conversion Stock are received from Supplemental Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of Shares offered for sale in the Conversion, the Conversion Stock available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Conversion Stock equal to the lesser of one hundred (100) Shares or the number of Shares subscribed for by such Supplemental Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Supplemental Eligible Account Holder’s Qualifying Deposit bears to the total of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available Shares have been allocated or all subscriptions satisfied.

(c) Subscription Rights received pursuant to this Section 6C shall be subordinated to all rights received by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plan to purchase Conversion Stock.

D.	CATEGORY NO.4: DIRECTORS, OFFICERS AND EMPLOYEES

(a) Directors, Officers and employees of the Bank, who are not Eligible Account Holders, shall receive, as fourth priority and without payment, Subscription Rights to purchase up to a maximum of $500,000 of Conversion Stock offered for sale in the Conversion, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Conversion Stock offered for sale in the Conversion.

(b) Subscription Rights received pursuant to this Section 6D shall be subordinated to all rights to purchase Conversion Stock received by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan and Supplemental Eligible Account Holders.

E.	CATEGORY NO.5: CORPORATORS

(a) Corporators, who are not Eligible Account Holders or Supplemental Eligible Account Holders, shall receive, as fifth priority and without payment, nontransferable Subscription Rights to purchase up to $500,000 of Conversion Stock, so long as the share equivalent of such dollar amount does not exceed one-half of one percent (0.50%) of the total number of shares of Conversion Stock offered for sale in the Conversion.

(b) Subscription Rights received pursuant to this Section 6E shall be subordinated to all rights to purchase Conversion Stock received by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, and Directors, Officers and employees of the Bank.

7.	DIRECT COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING AND PUBLIC OFFERING.

A.	DIRECT COMMUNITY OFFERING AND MERGER SHARES

Conversion Stock which remains unsubscribed after the exercise of Subscription Rights pursuant to Section 6 hereof may be offered for sale to the general public through a Direct Community Offering, with preference as to the purchase of Conversion Stock given first to natural persons residing in the Bank’s Local Community, then to natural persons residing elsewhere in the State of Connecticut, and then to the public at large. The Direct Community Offering, if any, may commence simultaneously with the Subscription Offering, or may commence during or after the commencement of the Subscription Offering, as the Board of Directors so determines. The right to subscribe for shares of Conversion Stock in the Direct Community Offering is subject to the right of the Bank and Holding Company to accept or reject such subscriptions in whole or in part. Stock being sold in the Direct Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock. Purchases by Persons and their Associates in this phase of the offering are limited to $500,000 of Conversion Stock subject to the maximum purchase limitation specified in Section 8(a) hereof and the minimum purchase limitation specified in Section 8(b) hereof; provided, however, that the amount permitted to be purchased in the Direct Community Offering may be increased to five percent (5.0%) of the total offering of Shares without the further approval of the Corporators or resolicitation of subscribers, unless required by the Commissioner and/or the FDIC. If the maximum purchase limit is so increased, orders accepted in the Direct Community Offering shall be filled up to a maximum of two percent (2.0%) of the total offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

B.	SYNDICATED COMMUNITY OFFERING

If any Conversion Stock remains unsold after the close of the Subscription and Direct Community Offerings, the Bank may use the services of a syndicate of registered broker-dealers to sell such unsold shares on a best efforts basis in a Syndicated Community Offering. The syndicate of registered broker-dealers may be managed by one of the syndicate members who will act as agent of the Holding Company and the Bank to assist the Holding Company and the Bank in the sale of the Conversion Stock. Neither the syndicate manager nor any other syndicate member shall have any obligation to take or purchase any of the shares of Conversion Stock in the Syndicated Community Offering. Purchases by Persons and their Associates in this phase of the offering are limited to $500,000 of Conversion Stock subject to the maximum purchase limitation specified in Section 8(a) hereof and the minimum purchase limitation specified in Section 8(b) hereof; provided, however, that the amount permitted to be purchased in the Syndicated Community Offering may be increased to five percent (5.0%) of the total offering of Shares without the further approval of the Corporators or resolicitation of subscribers, unless required by the Commissioner and/or the FDIC. If the maximum purchase limit is so increased, orders accepted in the Syndicated Community Offering shall be filled up to a maximum of two percent (2.0%) of the total offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

C.	PUBLIC OFFERING

Any shares of Conversion Stock not sold in the Subscription Offering, the Direct Community Offering or the Syndicated Community Offering may be sold to the Underwriters for resale to the general public in a Public Offering. Any such Public Offering shall be conducted in accordance with applicable law and regulations, including Section 36-142m-9 of the Conversion Regulations. It is expected that the Public Offering would commence as soon as practicable after termination of the Subscription Offering and any Direct Community Offering or Syndicated Community Offering. Each share of Conversion Stock will be offered for sale in the Public Offering at the Purchase Price less any underwriting discount as set forth in the underwriting agreement between the Holding Company, the Bank, and the Underwriters. Such underwriting agreement shall be filed with the Commissioner, the FDIC, and the SEC.

If for any reason a Public Offering of unsubscribed shares of Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Direct Community Offering or Syndicated Community Offering, the Board of Directors of the Holding Company and the Board of Directors of the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Commissioner and the FDIC and to compliance with applicable securities laws.

8.	LIMITATIONS ON PURCHASES.

In addition to the maximum amount of Conversion Stock that may be subscribed for as set forth in Section 6 hereof, the following limitations shall apply to all purchases of shares of Conversion Stock:

(a) The maximum amount of Conversion Stock which may be subscribed for in the Subscription Offering by any Person or group of Persons through a single Qualifying Deposit shall be $500,000. The maximum amount of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion (i) by any Person shall be $500,000, and (ii) by any Person, together with any Associate or group or persons Acting in Concert, shall be $1,000,000 (together the “Maximum Overall Purchase Limitation”), except for the Tax-Qualified Employee Stock Benefit Plan which may subscribe for up to five percent (5.0%) of the Conversion Stock offered for sale in the Conversion; provided, however, that (i) Directors, Officers and Corporators of the Bank and the Holding Company shall not be deemed to be Associates or Persons Acting In Concert solely as a result of their board membership, employment or status as Corporator; and (ii) purchases of Conversion Stock that are made by a Bank employee pursuant to the exercise of Subscription Rights in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder or purchases in the Direct Community Offering using funds held in a Bank retirement or deferred compensation plan shall not be deemed to be purchases by the Tax Qualified Employee Stock Benefit Plan for purposes of this Section 8(a). The Maximum Overall Purchase Limitation may be increased consistent with the Conversion

Regulations in the sole discretion of the Holding Company and the Bank subject to any required regulatory approval.

(b) A minimum of twenty-five (25) Shares must be purchased by each person purchasing Conversion Stock to the extent Shares are available, provided, however, that such minimum number of Shares will be reduced if the price per Share times such minimum number of Shares exceeds $500.

(c) The maximum number of Shares which may be purchased, in their individual capacity, in the Conversion by Directors, Officers, and their Associates, of the Bank and the Holding Company, in the aggregate shall not exceed twenty-five percent (25.0%) of the total number of Shares sold. Each Director and Officer will be subject to the same purchase limitations as other Eligible Account Holders and Supplemental Eligible Account Holders.

(d) For purposes of this Section 8, the Directors and Officers of the Bank and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors or Officers of the Bank or the Holding Company.

(e) Depending upon market or financial conditions, the Board of Directors of the Bank and the Board of Directors of the Holding Company, with the approval of the Commissioner and the FDIC, if necessary, and without further approval of the Corporators, unless such further approval is required by the Commissioner and/or the FDIC, may increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased in the Conversion to a percentage in excess of five percent (5.0%) of the Conversion Stock offered for sale. If the Bank or the Holding Company, as the case may be, increases the maximum purchase limitations, the Bank or the Holding Company, as the case may be, is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Bank or the Holding Company, as the case may be, resolicit certain other large subscribers. Requests to purchase additional shares of the Conversion Stock in the event that the purchase limitation is so increased will be granted by the Board of Directors of the Bank and the Holding Company in their sole discretion.

9.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS; ORDER FORMS.

(a) Promptly after the Commissioner, the FDIC and the SEC have approved or declared effective the Prospectus referred to in paragraph (b) of this Section 9, Order Forms for the exercise of the Subscription Rights will be sent to all Eligible Account Holders, Supplemental Eligible Account Holders, the Tax-Qualified Employee Benefit Plan, and Directors, Officers, employees and Corporators of the Bank at their last known address appearing in the records of the Bank.

(b) Each Order Form will be preceded or accompanied by a Prospectus which must be approved by the Commissioner, the FDIC and the SEC. Such Prospectus shall describe the Bank, the Holding Company and the Conversion Stock being offered and will contain all the information required by the Commissioner and all applicable laws and regulations as necessary to enable the recipients of the Order Forms to make informed investment decisions regarding the purchase of Conversion Stock.

(c) The Order Forms will contain or will be accompanied by, among other things, the following:

(i) An explanation of the rights and privileges granted under this Plan to each class of persons granted Subscription Rights pursuant to Section 6 of this Plan with respect to the purchase of Conversion Stock including the maximum and minimum number of shares that may be purchased;

(ii) A specified time by which Order Forms must be received by the Bank for purposes of exercising the Subscription Rights of Eligible Account Holders, the Tax Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, and Directors, Officers, employees and Corporators of the Bank under this Plan, as provided in Section 11 of this Plan;

(iii) A statement that the Aggregate Purchase Price at which the Conversion Stock will ultimately be purchased in the Conversion has not been determined as of the date of mailing of the Order Form, but that such price will be within the range of prices which will be stated in the Order Form;

(iv) The amount which must be returned with the Order Form to subscribe for Conversion Stock. Such amount will be equal to the Purchase Price multiplied by the number of Shares subscribed for in accordance with the terms of this Plan;

(v) Instructions concerning how to indicate on such Order Form the extent to which the recipient elects to exercise Subscription Rights under this Plan, the name or names in which the Shares subscribed for are to be registered, the address to which certificates representing such Shares are to be sent and the alternative methods of payment for Conversion Stock which will be permitted;

(vi) Specifically designated blank spaces for indicating the number of Shares of Conversion Stock which each person wishes to purchase and for dating and signing the Order Form;

(vii) An acknowledgment that the recipient of the Order Form has received, prior to signing the Order Form, the Prospectus referred to in paragraph (b) of this Section 9;

(viii) A statement that the Subscription Rights provided for in this Plan are nontransferable, will be void after the specified time referred to in paragraph (c)(ii) above and may be exercised only by delivery of the Order Form, properly completed and executed, to the Bank, together with the full required payment (in the manner specified in Section 10 of this Plan) for the number of Shares subscribed for prior to such specified time;

(ix) Provision for certification to be executed by the recipient of the Order Form to the effect that, as to any Shares which the recipient elects to purchase, such recipient is purchasing such Shares for his own account only and has no present agreement or understanding regarding any subsequent sale or transfer of such Shares;

(x) A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank; and

(xi) An explanation of the manner of required payment and a statement that payment may be made by withdrawal from a certificate of deposit without penalty.

10.	PAYMENT FOR CONVERSION STOCK.

(a) Full payment for all Shares subscribed for must be received by the Bank, together with properly completed and executed Order Forms therefor, prior to the expiration time, which will be specified on the Order Forms, unless such date is extended by the Bank; provided, however, that if the Tax-Qualified Employee Stock Benefit Plan subscribes for Conversion Stock during the Subscription Offering, such plan will not be required to pay for shares at the time it subscribes but may pay for such shares of Conversion Stock subscribed for by such plan at the actual Purchase Price upon consummation of the Conversion, provided that there is in force from time of its subscription until the consummation of the Conversion, a loan commitment to lend to the Tax-Qualified Employee Stock Benefit Plan, at such time, the aggregate purchase price of the shares for which it subscribed.

(b) If it is determined that the Aggregate Purchase Price should be greater than the amount stated in the Order Forms, upon compliance with such requirements as may be imposed by the Commissioner or the FDIC (which may include resolicitation of votes for approval of this Plan by Corporators) each Person who subscribed for Shares will be permitted to withdraw their subscription and have their payment for Shares returned to them in whole or in part, with interest, or to make payment to the Bank of the additional amount necessary to pay for the Shares subscribed for by them at the Purchase Price in the manner and within the time prescribed by the Bank.

(c) If the Aggregate Purchase Price is outside the range of prices established by the Independent Appraiser referred to in Section 5 of this Plan and set forth in the Prospectus referred to in Section 9 of this Plan, the Bank will apply for an amendment to the Commissioner’s approval of this Plan and comply with such requirements as the Commissioner or the FDIC may then establish.

(d) Payment for Shares ordered for purchase by Eligible Account Holders, Supplemental Eligible Account Holders and, Directors, Officers, employees and Corporators of the Bank will be permitted to be made in any of the following manners:

(i) In cash, if delivered in person;

(ii) By check, bank draft or money order, provided that checks will only be accepted subject to collection;

(iii) By appropriate authorization of withdrawal from the subscriber’s deposit account at the Bank. The Order Forms will contain appropriate means by which authorization of such withdrawals may be made. For purposes of determining the withdrawable balance of such accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest at the rates applicable to the accounts from which the withdrawals have been deemed to have been made will be paid by the Bank on the amounts deemed to have been withdrawn until the date on which the Conversion is consummated, at which date the authorized withdrawal will actually be made. Such withdrawals may be made upon receipt of Order Forms authorizing such withdrawals, but interest will be paid by the Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the sales of Conversion Stock pursuant to exercise of Subscription Rights are actually consummated. Interest will be paid by the Bank at not less than the rate per annum being paid by the Bank on its passbook accounts at the time the Subscription Offering commences, on payments for Conversion Stock received in the Subscription Offering in cash or by check, bank draft, money order or negotiable order of withdrawal from the date payment is received until consummation or termination of the Conversion. The Bank shall be entitled to invest all amounts paid for subscriptions in the Subscription Offering for its own account until completion or termination of the Conversion; and

(iv) Wire transfers as payment for Shares ordered for purchase will not be permitted or accepted as proper payment.

(e) Payments for the purchase of Conversion Stock in the Subscription Offering will be permitted through authorization of withdrawals from certificate accounts at the Bank without early withdrawal penalties. If the remaining balances of the certificate accounts after such withdrawals are less than the minimum qualifying balances under applicable regulations, the certificates evidencing the accounts will be canceled upon consummation of the Conversion, and the remaining balances will thereafter earn interest at the rate provided for in the certificates in the event of cancellation.

11.	EXPIRATION OF SUBSCRIPTION RIGHTS; UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT PAYMENT.

(a) All Subscription Rights provided for in this Plan, including, without limitation the Subscription Rights of all persons whose Order Forms are returned by the United States Post Office as undeliverable, will expire on a specified date as described in the Prospectus which shall be not less than twenty (20) days following the date on which Order Forms are first mailed to Eligible Account Holders, Supplemental Eligible Account Holders, and Directors, Officers, employees and Corporators of the Bank, provided that the Bank shall have the power to extend such expiration time in its discretion, but in no event beyond forty-five (45) days following the date on which Order Forms are first mailed to Eligible Account Holders.

(b) In those cases in which the Bank is unable to locate particular persons granted Subscription Rights under this Plan, and cases in which Order Forms: (1) are returned as undeliverable by the United States Post Office; (2) are not received back by the Bank or are received by the Bank after the expiration date specified thereon; (3) are defectively filled out or executed; or (4) are not accompanied by the full required payment for the Conversion Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), the Subscription Rights of the person to whom such Subscription Rights have been granted will lapse as though such person failed to return the completed Order Form within the time period specified thereon.

(c) The Holding Company and the Bank shall have the absolute right, in their sole discretion and without liability to any subscriber or other Person, to reject any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is submitted by facsimile or is photocopied; (iv) that is not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Direct Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to forty-eight (48) hours before the completion of the offerings; (v) submitted by a Person whose representations the Holding Company and the Bank believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event that Order Forms (i) are not delivered and are returned to the Bank by the United States Postal Service, or the Bank is unable to locate the addressee, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company and the Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of the Order Forms shall be final, conclusive and binding on all Persons and the Holding Company and the Bank.

12.	PERSONS IN NONQUALIFIED STATES OR IN FOREIGN COUNTRIES.

Subject to the following sentence, the Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders and Supplemental Eligible Account Holders entitled to subscribe for Conversion Stock pursuant to this Plan reside. However, no such person will be offered any Subscription Rights or sold any Conversion Stock under this Plan who resides in a foreign country or who resides in a state of the United States with respect to which both of the following apply: (a) less than one hundred (100) persons eligible to subscribe for Shares under the Plan reside in such state, and (b) the granting of Subscription Rights or the offer or sale of Common Stock to such persons would require the Holding Company, the Bank or their employees under the securities laws of such state to register as a broker, dealer or agent or to register or otherwise qualify the Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to such persons.

13.	VOTING RIGHTS AFTER CONVERSION.

Following Conversion, voting rights with respect to the Bank will be held and exercised exclusively by the holders of the stock of the Bank; the Holding Company, if utilized, will own all of the issued and outstanding stock of the Bank.

14.	ESTABLISHMENT OF A LIQUIDATION ACCOUNT.

(a) The Bank will, at the time of Conversion, establish a Liquidation Account in an amount equal to the amount of equity capital of the Bank, less any subordinated debt approved as bona fide capital of the Bank, as of the latest practicable date prior to Conversion. The function of the Liquidation Account is to establish a priority on liquidation and, except as provided for in this Section 14, shall not operate to restrict the use or application of any of the equity capital of the Bank.

(b) The Liquidation Account shall be maintained, for a period of ten (10) years after the effective date of the Conversion, by the Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest in the Liquidation Account in relation to each deposit account making up a Qualifying Deposit. Such inchoate interests are referred to herein as “Subaccount Balances.”

(c) Each initial Subaccount Balance in the Liquidation Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the amount of Qualifying Deposits in such deposit account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as appropriate, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Account Holders on the corresponding record date. For deposit accounts in existence at both dates, separate Subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such record dates.

(d) Each initial Subaccount Balance in the Liquidation Account shall never be increased, but will be subject to downward adjustment as follows. If the balance in the deposit account to which a Subaccount Balance relates, at the close of business on any annual fiscal year closing date of the Bank subsequent to the corresponding record date, is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual fiscal year closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or Supplemental Eligible Record Date, then the Subaccount Balance for such deposit account shall be adjusted by reducing such Subaccount Balance in an amount proportionate to the reduction in such account balance. In the event of such downward adjustment, the Subaccount Balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, its related Subaccount Balance shall be reduced to zero upon such closing.

(e) In the event of a complete liquidation of the converted Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a liquidation distribution in the amount of the then-current adjusted Subaccount Balances for deposit accounts then held, before any liquidation distribution may be made to any holders of the capital stock of the converted Bank. No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions in which the converted Bank is not the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

15.	TRANSFER OF DEPOSIT ACCOUNT.

Each deposit account in the Bank at the time of the Conversion will constitute, without payment or further action by the account holder, a withdrawable deposit account in the converted Bank equivalent in withdrawable amount to the withdrawable value, and subject to the same terms and conditions (except as to liquidation rights) as such deposit account in the Bank at the time of the Conversion.

16.	RESTRICTION ON TRANSFER OF CONVERSION STOCK OF OFFICERS AND DIRECTORS.

(a) All Conversion Stock purchased by Officers and Directors of the Holding Company and the Bank either directly from the Holding Company or the Bank (by subscription or otherwise) or from an Underwriter of such Shares will be subject to the restriction that no such Shares shall be sold for a period of one (1) year following the date of purchase of such Shares, except in the event of the death of the Officer or Director unless such sale or exchange is approved by the Commissioner.

(b) With respect to all Conversion Stock subject to restriction on subsequent disposition pursuant to Section 16(a) hereof, each of the following provisions shall apply:

(i) Each certificate representing such Shares shall bear a legend prominently stamped on its face giving notice of such restriction;

(ii) Instructions will be given to the transfer agent for the Holding Company not to recognize or effect any transfer of any certificates representing such Shares, or any change of record ownership thereof in violation of such restriction on transfer; and

(iii) Any stock of the Holding Company issued in respect of a stock dividend, stock split or otherwise in respect of ownership of outstanding Shares subject to restrictions on transfer hereunder will be subject to the same restrictions as are applicable to the Conversion Stock in respect of which such Shares are issued.

17.	RESTRICTION ON STOCK PURCHASES BY OFFICERS AND DIRECTORS.

No purchases of outstanding shares of Common Stock of the Holding Company by Directors and Officers of the Bank and the Holding Company and their Associates may be made during the three-year period following the Conversion without the prior written approval of the Commissioner, except through a broker or dealer registered with the SEC or the State of Connecticut Department of Banking. This restriction does not apply, however, to: (a) negotiated transactions involving more than one percent (1.0%) of the outstanding Common Stock of the Holding Company; (b) the purchase of Common Stock made pursuant to an employee stock option plan or employee stock purchase plan which meets the requirements of Section 423 of the Internal Revenue Code; or (c) the purchase of Common Stock made by and held by any one (1) or more Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company which may be attributable to individual Officers and Directors of the Bank or Holding Company.

18.	AMENDMENT AND TERMINATION OF THE PLAN.

This Plan may be substantively amended by the Board of Directors of the Bank in its sole discretion at any time with the concurrence of the Commissioner and, if necessary, the FDIC, or as a result of comments from regulatory authorities. Such amendment may be prior or subsequent to the approval of the Corporators and, if subsequent to the approval of the Corporators, without their further approval unless required by the Commissioner and/or the FDIC. This Plan may be terminated by the Directors of the Bank at any time.

By adoption of this Plan, the Corporators of the Bank authorize the Board of Directors to amend or terminate the Plan under the circumstances set forth in this Section.

19.	TIME PERIOD FOR COMPLETION OF CONVERSION.

The Conversion shall be completed within twenty-four (24) months from the date this Plan is approved by the Board of Directors of the Bank.

20.	EXPENSES OF CONVERSION.

The expenses incurred in connection with the Conversion shall be reasonable.

21.	REGISTRATION UNDER SECURITIES EXCHANGE ACT OF 1934.

The Holding Company shall register its Conversion Stock under the Securities Exchange Act of 1934, as amended, concurrently with or promptly following the Conversion. The Holding Company shall not deregister such securities for a period of three (3) years thereafter.

22.	MARKET FOR CONVERSION STOCK.

The Bank and Holding Company shall use their respective best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Conversion Stock, and (ii) list or quote the Shares on a national or regional securities exchange or on the National Association of Securities Dealers Automated Quotation System.

23.	CONVERSION STOCK NOT INSURED.

The Conversion Stock will not be insured by the FDIC or any other federal or state government agency or authority.

24.	NO LOANS TO PURCHASE STOCK.

The Bank shall not loan funds or otherwise extend credit to any Person to purchase Conversion Stock in connection with the Conversion.

25.	RESTRICTIONS ON ACQUISITION.

For a period of five (5) years following completion of the Conversion, no Person, acting singly or with an Associate or group of Persons Acting In Concert, shall directly, or indirectly, offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of an equity security of the Holding Company without the prior approval of the Commissioner. The provisions of this Section 25 shall not apply to the acquisition of ownership by one or more Tax-Qualified Employee Stock Benefit Plans of the Bank, provided that the plan or plans do not have beneficial ownership in the aggregate of more than twenty-five percent (25%) of any class of any equity security of the Holding Company. Where any Person directly or indirectly, acquires beneficial ownership of more than ten percent (10%) of any class of any equity security of the Holding Company within such five-year period without the prior approval of the Commissioner, stock of the Holding Company beneficially owned by such Person in excess of ten percent (10.0%) shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the stockholders for a vote.

26.	STOCK CERTIFICATE OF INCORPORATION AND BYLAWS.

As part of the Conversion, an amended Stock Certificate of Incorporation and Bylaws will be adopted to authorize the Bank to operate as a Connecticut-chartered capital stock savings bank. Copies of the proposed Stock Certificate of Incorporation and Bylaws are attached hereto as Exhibit A-1 and Exhibit A-2, respectively, and made part of the Plan. By approving the Plan, the Corporators of the Bank will thereby approve the amended Stock Certificate of Incorporation and Bylaws of the Bank. Prior to completion of the Conversion, the proposed Stock Certificate of Incorporation and Bylaws of the Bank may be amended in accordance with the provisions and limitations for amending the Plan under Section 18 herein. The effective date of the adoption of the Stock Certificate of Incorporation and Bylaws of the Bank shall be the date of filing of the amended Stock Certificate of Incorporation and such other documents as required by the Conversion Regulations with the Secretary of State of the State of Connecticut, including the certificate of authority to operate as a Connecticut-chartered capital stock savings bank as issued by the Commissioner, which shall be the date of consummation of the Conversion.

27.	CONDITIONS TO CONVERSION.

The Conversion of the Bank pursuant to this Plan is expressly conditioned upon the following:

(a) Prior receipt by the Bank of either rulings of the United States Internal Revenue Service and the Connecticut taxing authorities, or opinions of counsel or independent auditors, substantially to the effect that the Conversion will not result in any adverse federal or state tax consequences to Eligible Account Holders or to the Bank and the Holding Company before or after the Conversion;

(b) The sale of all of the Conversion Stock offered in the Conversion pursuant to this Plan; and

(c) The completion of the Conversion within the time period specified in Section 19 of this Plan.

28.	INTERPRETATION.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Commissioner and FDIC.

Exhibit A-1

THE NEW HAVEN SAVINGS BANK

(A Connecticut Capital Stock Savings Bank)

CERTIFICATE OF INCORPORATION

FIRST: The name of the capital stock savings bank incorporated hereby (the “Bank”) is “The New Haven Savings Bank”.

SECOND: The main office of the Bank shall be located in the City of New Haven, in the County of New Haven, State of Connecticut.

THIRD: The nature of the business to be transacted, and the purposes to be promoted, carried out and engaged in by the Bank are the following:

A. To pursue any or all of the lawful objectives of a capital stock savings bank chartered pursuant to the laws of the State of Connecticut, and to exercise all of the express, implied and incidental powers conferred by such laws and by all amendments or supplements to such laws, subject to all lawful and applicable rules, regulations and orders of the Banking Commissioner of the State of Connecticut (the “Commissioner”), the Federal Deposit Insurance Corporation, or any other state or federal agency having the authority to supervise or regulate the Bank and the conduct of its business. Without limiting the foregoing, the Bank shall have the power to take deposits, to make loans of every type and description (whether with or without security), and generally to engage in any and all activities which constitute, or are incident to, the business of banking.

B. Subject to the foregoing paragraph A hereof, to engage generally in any business that may be promoted, carried out, and engaged in by a corporation organized under the Connecticut Business Corporation Act.

FOURTH: The Bank shall have perpetual existence.

FIFTH:

A. The total number of shares of all classes of capital stock which the Bank has authority to issue is two million (2,000,000), of which one million (1,000,000) shall be common stock, par value $.01 per share, and one million (1,000,000) shall be preferred stock, par value $.01 per share. The shares may be issued by the Bank from time to time as approved by its Board of Directors without the approval of its shareholders except as otherwise provided in this Article FIFTH, or subject to applicable law. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the stated value per share and otherwise shall comply with all requirements of Connecticut law. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Bank. The consideration for the shares shall be cash, tangible or intangible property, labor or services actually performed for the Bank or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Bank, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Bank which is transferred to stated capital upon the issuance of the shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series of the Bank’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are set forth in Section B and Section C of this Article FIFTH.

B. Except as provided by law, the holders of the common stock shall exclusively possess all capital stock voting power. Each holder of shares of common stock shall be entitled to one vote for each share owned of record by such holder on the capital stock records of the Bank. Subject to any superior rights or preferences of holders of preferred stock at the time outstanding, holders of common stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Bank, whether voluntary or involuntary, holders of common stock shall be entitled to receive the remaining assets of the Bank after the holders of preferred stock have been paid in full any sums to which they may be entitled in preference to the holders of common stock. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

C. Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of such series to be distinctly designated. All shares of any one series of preferred stock shall be identical. Shares of preferred stock shall not entitle the holder or holders thereof to vote except when specifically required or permitted to vote as a class pursuant to the Connecticut General Statutes. All other preferences and relative, participating, optional and other special rights of each of such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Bank is hereby expressly granted exclusive authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of preferred stock, the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series including, but without limiting the generality of the foregoing, the following:

1. The distinctive designation of and the number of shares of preferred stock that shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

2. The rate and times at which, and the terms and conditions on which, dividends, if any, on preferred stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of capital stock and whether (and the dates from which) such dividends shall be cumulative or noncumulative;

3. The right, if any, of the holders of preferred stock of such series to convert the shares thereof into or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of capital stock of the Bank or any other corporation and the terms and conditions of such conversion or exchange;

4. Whether or not preferred stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, the shares of such series may be redeemed;

5. The rights, if any, of the holders of preferred stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Bank; and

6. The terms of the sinking fund or redemption or purchase account, if any, to be provided for the preferred stock of such series.

D. Unless otherwise provided in this Certificate of Incorporation or in the Bylaws of the Bank, to constitute a quorum for the transaction of business on any matter at a meeting of shareholders, there must be present, in person or by proxy, a majority of the shares of voting stock of the Bank entitled to vote thereon. The shareholders present at a duly held meeting at which a quorum is present may continue to transact business notwithstanding the withdrawal of enough shares to leave less than a quorum.

E. Except insofar as applicable provisions of Title 33 or Title 36a of the Connecticut General Statutes, as amended, require a greater percentage vote, all approvals, authorizations, ratifications and determinations of any corporate or shareholder action required by applicable law, this Certificate of Incorporation, the Bylaws of the Bank, or an order or directive of its Board of Directors to be submitted for resolution by shareholder vote (including, but not limited to, any merger, consolidation, amendment of this Certificate of Incorporation, sale of all or substantially all of the assets of the Bank, and dissolution of the Bank) shall be effective if authorized by the vote of, or agreed or consented to by, the holders of shares of capital stock having a majority of the voting power of all issued and outstanding shares of capital stock entitled to vote upon such approval, authorization, ratification or determination. The term “vote,” as used in this Certificate of Incorporation, shall include any vote by ballot or proxy, or otherwise and any shareholder consent, authorization, waiver or release.

F. Subject to the limitations of Title 33 of the Connecticut General Statutes, any action which may be taken at a meeting of shareholders of the Bank may be taken without a meeting by consent in writing, setting forth the action to be taken, signed by all persons (or their duly authorized attorneys-in-fact) entitled to vote thereon or to take such action.

G. The minimum equity capital with which the Bank shall commence business is Five Million Dollars ($5,000,000).

H. Holders of the stock of the Bank shall not be entitled to preemptive rights with respect to shares of the Bank which may be issued.

I. The Bank may from time to time, pursuant to authorization by the Board of Directors of the Bank and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Bank in such a manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Bank outstanding at the time of the purchase or acquisition in question or as are imposed by law or by regulation or order of the Commissioner. Such shares shall constitute authorized but unissued shares.

SIXTH: The Bank shall establish and maintain a liquidation account for the benefit of its deposit account holders as of June 30, 2002 (“Eligible Account Holders”) and its deposit account holders as of September 30, 2003 (“Supplemental Eligible Account Holders”). In the event of a complete liquidation of the Bank, the Bank shall comply with applicable rules and regulations with respect to the amount and the priorities on liquidation of each of the Bank’s Eligible Account Holder’s and Supplemental Eligible Account Holder’s inchoate interests in the liquidation account to the extent such liquidation account is still existence; provided, however, that an Eligible Account Holder’s and Supplemental Eligible Account Holder’s inchoate interest in the liquidation account shall not entitle such Eligible Account Holder or Supplemental Eligible Account Holder to any voting rights at meetings of the Bank’s shareholders. Such account shall remain in effect for ten (10) years following the date this Certificate of Incorporation is filed with the office of the Connecticut Secretary of the State.

SEVENTH: Notwithstanding anything contained in the Bank’s Certificate of Incorporation or Bylaws to the contrary, for a period of five (5) years from the date of consummation of the conversion of the Bank from the mutual to the stock form of organization, the following shall apply:

No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of any equity security of the Bank without the prior approval of the Board of Directors and the prior written approval of the Commissioner. This limitation shall not apply to a transaction in which the Bank forms a holding company without a change in the respective beneficial ownership interests of its shareholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by one or more tax-qualified employee stock benefit plans provided the plan or plans do not have beneficial ownership, in the aggregate, of more than 25% of any class.

In the event shares are acquired in violation of this Article SEVENTH, all shares beneficially owned by any person in excess of ten percent (10%) shall be considered “excess shares” and shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

For purposes of this Article SEVENTH, the following definitions apply:

1. The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Bank.

2. The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

3. The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

4. The term “acting in concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

EIGHTH:

A. The business and affairs of the Bank shall be managed under the direction of its Board of Directors, which shall consist of one or more individuals, as fixed in Bank’s Bylaws. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the Directors in each class to hold office until their successors, if any, are elected and qualified. Each member of the Board of Directors in Class I shall hold office until the annual meeting of shareholders in 2005, each member of the Board of Directors in the Class II shall hold office until the annual meeting of shareholders in 2006 and each member of the Board of Directors in Class III shall hold office until the annual meeting of shareholders in 2007. At each annual meeting of the shareholders of the Bank, the successors, if any, to the class of Directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the later of the annual meeting of shareholders held in the third year following the year of their election or the election and qualification of the successors, if any, to such class of Directors.

B. The personal liability of any Director to the Bank or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Bank during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the Director, (ii) enable the Director or an associate, as defined in subdivision (3) of Section 33-843 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the Director to the Bank under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Bank, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Bank, or (v) create liability under Section 36a-58 of the Connecticut General Statutes. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Bank shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

C. Shareholders shall not be permitted to cumulate their votes for the election of directors.

NINTH: The Bank shall indemnify its Directors, officers, employees, agents, and all other persons eligible for indemnification by the Bank, to the fullest extent permitted by Title 33 and Title 36a of the Connecticut General Statutes and as provided in the Bylaws of the Bank.

TENTH: No amendment, addition, alteration, change or repeal of this Certificate of Incorporation shall be made, unless such is first proposed by the Board of Directors of the Bank and thereafter approved by the shareholders by the affirmative vote of a majority of the total votes eligible to be cast at a meeting. The Board of Directors or the shareholders may adopt, alter, amend or repeal the Bylaws of the Bank. Such action by the Board of Directors shall require the affirmative vote of a majority of the Directors then in office. Such action by the shareholders shall require the affirmative vote of a majority of the total votes cast by shareholders.

The undersigned Incorporator hereby declares, under the penalties of false statement, that the statements made in the foregoing Certificate of Incorporation are true.

Subscribed at                     , Connecticut, this          day of                     ,             .

By:

Exhibit A-2

THE NEW HAVEN SAVINGS BANK

(A Connecticut Capital Stock Savings Bank)

BYLAWS

ARTICLE I - OFFICES

Section 1. Principal Office.

The principal office of The New Haven Savings Bank (the “Bank”) shall be located in the City of New Haven, Connecticut.

Section 2. Additional Offices.

The Bank may have such additional offices, within or without the State of Connecticut, as the Board of Directors may from time to time designate or the business of the Bank may require, subject, however, to the approval of the Banking Commissioner of the State of Connecticut (the “Commissioner”) and of the Federal Deposit Insurance Corporation (the “FDIC”).

ARTICLE II- SHAREHOLDERS

Section 1. Place of Meetings.

All annual and special meetings of shareholders shall be held at the principal office of the Bank or at such other place as the Board of Directors may designate from time to time.

Section 2. Annual Meeting.

A meeting of the shareholders of the Bank for the election of Directors and for the transaction of any other business of the Bank shall be held annually on such day and at such time and place as the Board of Directors may designate.

Section 3. Special Meetings.

Special meetings of the shareholders for any purpose or purposes may be called at any time by the Chairman of the Board, the President, or the Secretary upon the written request of a majority of the Directors or the holders of not less than ten percent (10%) of all of the outstanding capital stock of the Bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the Secretary. Business to be transacted at any special meeting shall be limited to the purpose or purposes stated in the notice to such meeting.

Section 4. Conduct of Meetings.

Annual and special meetings shall be conducted in accordance with any requirements prescribed by applicable law or these Bylaws or adopted by the Board of Directors. The Board of Directors shall designate, when present, either the Chairman of the Board or President to preside at such meetings.

Section 5. Notice of Meetings.

Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, or the Secretary, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the Bank as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders’ meeting, either annual or special, is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed under the provisions of the Connecticut Business Corporation Act, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Section 6. Fixing of Record Date.

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than seventy (70) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 6, such determination shall apply to any adjournment, unless such meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

Section 7. Voting Lists.

After fixing the record date for the meeting, the officer or agent having charge of the stock transfer books for shares of the Bank shall make a complete list of the shareholders of record entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the principal office of the Bank and shall be subject to inspection by any shareholder of record, the shareholder’s agent or attorney at any time during usual business hours beginning two (2) business days after the notice of the meeting is given for which the list was prepared and continuing through the meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder of record, the shareholder’s agent or attorney during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

Section 8. Quorum.

A majority of the outstanding shares of the Bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is set for that adjourned meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number of shareholders voting together or voting by classes is required by law or the Certificate of Incorporation.

Section 9. Proxies.

At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact and filed with the Secretary of the Bank, the inspector of election or the officer or agent of the Bank authorized to tabulate votes. A proxy shall be filed with the Secretary of the Bank prior to the meeting to the extent required by Connecticut law. No proxy shall be valid more than eleven (11) months from the date of its execution unless a longer period is expressly provided in the appointment.

Section 10. Voting of Shares in the Name of Two or More Persons.

When ownership stands in the name of two or more persons, in the absence of written directions to the Bank to the contrary, at any meeting of the shareholders of the Bank any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

Section 11. Voting of Shares by Certain Holders.

Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares outstanding in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares held in trust in an IRA or Keogh Account, however, may by voted by the Bank if no other instructions are received. Shares outstanding in the name of a receiver may be voted by such receiver, and shares held by or under control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is consigned in an appropriate order of the court or other public authority by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Neither treasury shares of its own stock held by the Bank nor shares held by another corporation, if a majority of the shares entitled to vote for the election of Directors of such other corporation are held by the Bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

Section 12. Inspectors of Election.

In advance of any meeting of shareholders, the Board of Directors may appoint one or more inspectors to act at a meeting of shareholders and make a written report of the inspector’s determinations. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors in advance of the meeting or at the meeting by the Chairman of the Board or the President. Each inspector shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. An inspector may be an officer or employee of the Bank.

Unless otherwise prescribed by law, the duties of such inspectors shall include: determining the number of shares outstanding and the voting power of each share, the shares represented at the meeting, and the validity of proxies and ballots; counting and tabulating all votes or consents; and determining the result.

Section 13. New Business.

Any new business to be taken up at the annual meeting other than at the direction of the Board of Directors shall be stated in writing and filed with the Secretary of the Bank at least thirty (30) days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal other than at the direction of the Board of Directors shall be acted upon at the annual meeting. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, Directors, and committees.

Section 14. Action by Shareholders Without a Meeting.

Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if one or more consents in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter, and said consents are filed with the Secretary of the Bank and kept as a part of the corporate records.

ARTICLE III – BOARD OF DIRECTORS

Section 1. General Powers.

The business and affairs of the Bank shall be under the direction of its Board of Directors.

Section 2. Number and Term.

The Board of Directors shall consist of not fewer than eight (8) nor more than fifteen (15) members, with the number of Directors specified from time to time by resolution adopted by the Board of Directors, and shall be divided into three (3) classes as nearly equal in number as possible. The initial Board of Directors shall consist of fourteen (14) persons. Directors shall be elected by the shareholders at the annual meeting of the shareholders. The members of each class shall be elected for a term of three (3) years and until their successors are elected and qualified. One class shall be elected by ballot annually.

Section 3. Regular Meetings.

A regular meeting of the Board of Directors for the appointment of officers and the transaction of any other business that may come before such meeting shall be held without other notice than this Bylaw following the annual meeting of shareholders. The Board of Directors shall meet regularly without notice at a time and place fixed by resolution of the Board of Directors. Directors may participate in a meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time. Participation by such means shall constitute presence in person for all purposes.

Section 4. Qualification.

A Director need not be a resident of the State of Connecticut nor a shareholder of the Bank.

Section 5. Special Meetings.

Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the President, or in their absence or disability, by a Vice President and shall be called by the Secretary whenever requested in writing by a majority of the Directors. Members of the Board of Directors may participate in special meetings by making use of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person for all purposes.

Section 6. Notice.

Notice of any special meeting shall be given to each Director at least two (2) days prior to such meeting, by mail or otherwise (including, when necessary, by facsimile or orally by telephone) specifying the date, time and place of the meeting. Any Director may waive notice of any meeting by a writing filed with the Secretary. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, unless the Director at the beginning of the meeting, or promptly upon his arrival, objects to holding the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice of waiver of notice of such meeting.

Section 7. Quorum.

A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 8. Manner of Acting.

The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is prescribed by law or by these Bylaws.

Section 9. Action Without a Meeting.

Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if one or more consents in writing, setting forth the action so taken, shall be signed by all of the Directors and delivered to the Bank. Such consents shall be filed with the Secretary in the minute books of the Bank.

Section 10. Resignation.

Any Director may resign at any time by sending a written notice of such resignation to the Board of Directors, the Chairman of the Board or the Bank. Such resignation shall take effect when delivered unless the notice specifies a later effective date upon receipt by the Chairman of the Board or the President.

Section 11. Vacancies.

Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors although less than a quorum of the Board of Directors. A Director elected to fill a vacancy, including a vacancy resulting from an increase in the number of Directors, shall be elected to serve for a term expiring at the annual meeting of the shareholders at which the term of office of the class to which such Director has been chosen expires.

Section 12. Compensation.

The Board of Directors shall have authority to fix fees of Directors, including a reasonable allowance for expenses actually incurred in connection with their duties.

Section 13. Presumption of Assent.

A Director of the Bank who is present at a meeting of the Board of Directors at which action on any association matter is taken shall be presumed to have assented to the action taken unless: (a) he or she objects at the beginning of the meeting, or promptly upon his or her arrival, to holding it or transacting business at the meeting; (b) his or her dissent or abstention from the action taken shall be entered in the minutes of the meeting; or (c) he or she shall file a written notice of such dissent or abstention to such action with the presiding officer of the meeting before the adjournment thereof or to the Bank immediately after adjournment of the meeting. Such right to dissent or abstain shall not apply to a Director who voted in favor of such action.

Section 14. Removal of Directors.

At a meeting of shareholders called expressly for that purpose, any Director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of Directors. If a Director is elected by a voting group of shareholders, only the shareholders of that group may participate in the vote to remove him.

ARTICLE IV - COMMITTEES

Section 1. Committees.

The Board of Directors, by resolution adopted by a majority of the full board, may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have two (2) or more members who serve at the pleasure of the Board of Directors. The designation of any committee pursuant to this Section 1 and the delegation of authority shall not operate to relieve the Board of Directors, or any Director, of any responsibility imposed by law or regulation.

Section 2. Audit Committee.

The Board of Directors shall appoint an Audit Committee of not less than three (3) nor more than five (5) members, all of whom shall be independent and at least one (1) of whom shall be a financial expert in accordance with applicable law and any applicable stock listing regulations. Audit Committee members shall serve for one (1) year and until others are appointed in their stead. The Audit Committee shall, annually, have an audit or examination of the books, records, accounts and affairs of the Bank made by certified public accountants selected by the Audit Committee in accordance with the Connecticut General Statutes. The

Audit Committee shall have authority to determine what other or further audits or examinations of the Bank or its affairs shall be made, the extent thereof and by whom the same shall be made and to arrange therefor.

Section 3. Nominating Committee.

A Nominating Committee of not less than three (3) nor more than five (5) Directors shall be appointed annually by the Board of Directors to nominate persons for election and/or re-election as Directors or officers of the Bank. Nominees for Director shall be presented to the shareholders at their annual meeting and nominees for officer shall be presented to the Board of Directors at their annual meeting. The duties of the Nominating Committee may be undertaken by a corporate governance committee in the event such a committee is established.

Section 4. Other Committees.

The Board of Directors may by resolution establish other committees composed of Directors as they may determine to be necessary or appropriate for the conduct of the business of the Bank and may prescribe the duties, constitution, and procedures thereof.

ARTICLE V - OFFICERS

Section 1. Positions.

The officers of the Bank shall be a Chairman of the Board of Directors, if the Directors so determine, a President, one or more Vice Presidents, a Secretary, and a Treasurer or Chief Financial Officer, each of whom shall be elected by the Board of Directors. The Chairman of the Board and the President shall be a member of the Board of Directors. The same person may serve as both Chairman of the Board and President. The Board of Directors may designate one or more Vice Presidents as Executive Vice President or Senior Vice President. The Board of Directors may also elect or authorize the appointment of such other officers as the business of the Bank may require. The officers shall have such authority and perform such duties as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices. Any two (2) or more offices may be held by the same person.

Section 2. Chairman of the Board.

It shall be the duty of the Chairman of the Board, if there be one, to preside, when present, at all meetings of the Board of Directors. The Chairman shall perform such duties and have such powers as may from time to time be prescribed by statutes or by these Bylaws, or by the Board of Directors. When the Chairman of the Board of Directors, if there be one, is designated by the Board of Directors as the Chief Executive Officer of the Bank, he or she, as such, and not the President, shall have and possess all of the powers and discharge all of the duties assigned to the President in these Bylaws, except that in the absence, disability or death of the Chairman of the Board of Directors, the President shall have and possess all of such powers and discharge all of such duties and except that the Board of Directors may delegate one or more of such powers and duties to the President.

Section 3. President.

The President shall be the Chief Executive Officer of the Bank and shall have the active management of the business, property and affairs of the Bank, subject to the authority of the Board of Directors and subject to the provisions of the foregoing Section 2. If there be no Chairman of the Board of Directors, or in the absence of the Chairman, he or she may preside at meetings of the Board of Directors, or with his or her approval a chairman of the meeting may be appointed to preside. He or she shall perform such duties and have such powers as are incident to the office of the President and as may from time to time be prescribed by statute or by these Bylaws, or by the Board of Directors.

Section 4. Other Officers.

Other officers, if any, shall have such powers and perform such duties as are incident to the respective offices that they hold and as may from time to time be prescribed by statute or these Bylaws or by the Board of Directors or the President.

Section 5. Appointment and Term of Office.

The officers of the Bank shall be appointed annually at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the appointment of officers is not made at such meeting, such appointment shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly appointed and qualified or until the officer’s death, resignation or removal in the manner hereinafter provided. Appointment of an officer, employee, or agent shall not of itself create contractual rights. The Board of Directors may authorize the Bank to enter into an employment contract with any officer in accordance with applicable regulations; but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 6 of this Article V.

Section 6. Removal.

Any officer may be removed by the Board of Directors at any time with or without cause. An officer’s removal does not affect the officer’s contract rights, if any, with the Bank.

Section 7. Vacancies.

A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the Board of Directors for the unexpired portion of the term.

Section 8. Remuneration.

The remuneration of the officers shall be fixed from time to time by the Board of Directors.

ARTICLE VI - INDEMNIFICATION

The Board of Directors shall indemnify and reimburse each Director, officer or employee of this Bank, or any other agent or person performing on behalf of the Bank, and his or her heirs, executors, or administrators, to the fullest extent permitted by law, including but not limited to those situations for which reimbursement and indemnification is permitted under Sections 33-770 through 33-778, inclusive, of the Connecticut General Statutes.

ARTICLE VII – CONTRACTS, LOANS, CHECKS, AND DEPOSITS

Section 1. Contracts.

To the extent permitted by applicable law and regulations, and except as otherwise prescribed by these Bylaws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Bank. Such authority may be general or confined to specific instances.

Section 2. Loans.

No loans shall be contracted on behalf of the Bank and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.

Section 3. Checks, Drafts, etc.

All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Bank shall be signed by one or more officers, employees or agents of the Bank in such manner as shall from time to time be determined by the Board of Directors.

Section 4. Deposits.

All funds of the Bank not otherwise employed shall be deposited from time to time to the credit of the Bank in any duly authorized depositories as the Board of Directors may select.

ARTICLE VIII- CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Certificates for Shares.

Certificates representing shares of capital stock of the Bank shall be in such form as shall be determined by the Board of Directors and permitted by law. Such certificates shall be signed by the chief executive officer or by any other officer of the Bank authorized by the Board of Directors, attested by the Secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the owner of shares and date of issue, shall be entered on the stock transfer books of the Bank. All certificates surrendered to the Bank for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the Bank as the Board of Directors may prescribe.

Section 2. Transfer of Shares.

Transfer of shares of capital stock of the Bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the Bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Bank shall be deemed by the Bank to be the owner for all purposes.

ARTICLE IX - FISCAL YEAR

The fiscal year of the Bank shall end on the thirty-first day of December of each year. The appointment of accountants shall be subject to annual ratification by the shareholders.

ARTICLE X - DIVIDENDS

The Board of Directors may authorized and the Bank may pay dividends and make distributions to shareholders to the extent permitted by law. Such dividends will be payable to shareholders of record at the close of business on the date determined by the Board of Directors provided that if the Board of Directors does not designate the record date for determining shareholders entitled to a distribution, it is the date the Board of Directors authorizes the distribution. Such distribution shall be paid on a named day not more than seventy (70) days thereafter, and the Directors may further close the transfer books during the period from the day as of which the right to such dividend is determined through the day upon which the same is to be paid. No dividend shall be paid unless duly voted by the Directors of the Bank and the name of each Director voting for any dividend shall be entered by the Secretary on the records of the Bank. Dividends may be paid in cash, property, or shares of the Bank.

ARTICLE XI- CORPORATE SEAL

The seal of the Bank shall have inscribed thereon the name of the Bank and the words “Seal” and “Connecticut”.

ARTICLE XII- AMENDMENTS

These Bylaws may be amended by: (i) the approval of the amendment by a majority vote of the Board of Directors; or (ii) a majority vote of the votes cast by the shareholders of the Bank at any meeting. No Bylaws shall be amended or repealed unless written notice of such proposed action shall have been given with respect to the meeting at which such action shall be taken.